SECURITIES AND EXCHANGE COMMISSION

                             Washington, D.C. 20549

                                   ----------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  April 14, 1997 (April 7, 1997)

GOLDEN BEVERAGE COMPANY
(Exact name of Registrant as specified in charter)

         Nevada                 0-16936            33-0123045
(State or other jurisdic-     (Commission        (IRS Employer
 tion of incorporation)       File Number)     Identification No.)

 117 Hopewell-Rocky Hill Road, Hopewell, New Jersey     08525
(Address of principal executive offices)              (Zip Code)

Registrant's telephone number, including area code (609) 466-3697

________________________________________________________________________________
(Former Address)                            (Zip Code)

Items 1 and 2. Changes in Control of Registrant / Acquisition or Disposition of
               Asset

     On April 7, 1997, Golden Beverage Company ("Registrant") consummated a reverse acquisition of WorldWater, Inc., a Delaware corporation ("WWI"), pursuant to an Acquisition Agreement ("Agreement") by and among the Registrant, the principal shareholders and executive officers of the Registrant ("Management"), WWI, and certain shareholders of WWI ("Sellers"), whereby the Registrant acquired 80% of the issued and outstanding capital stock of WWI (8,141,126 shares of Common Stock) in exchange for 8,141,126 post 1:1,240.597 reverse split shares (approximately 87.8% of the outstanding post-reverse shares of the Registrant) of the Registrant's common stock. The Registrant's shares of common stock were exchanged for WWI shares of common stock on a one-for-one basis. Pursuant to the Agreement, Management resigned upon the consummation of the acquisition and was replaced by WWI management.

Item 5. Other Events

     The Registrant has been advised by the Philippines government's National Irrigation Administration that it will provide a Letter of Credit later in April, 1997 in connection with the imminent shipment to the Philippines of twenty five of the Registrant's proprietary solar powered water pumps. Such shipment is expected to commence by April 30, 1997.

Item 7. Exhibits

a) It is currently impracticable for the Registrant to file the required financial statements for the acquisition described in Items 1 and 2 of this Current Report on Form 8-K. The Registrant intends to file such financial statements as soon as they are available by amending this Current Report.


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

b) It is currently impracticable for the Registrant to file the Pro-Forma condensed balance sheet and statement of income and explanatory notes, giving effect to the combined accounts of the Registrant and WWI as required by the instructions to Form 8-K. The Registrant intends to file such Pro Forma financial statements as soon as they are available by amending this Current Report.

c) Attached hereto as Exhibit 1 is a copy of the Agreement.


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

                                   Signatures

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

April 10, 1997

                                  GOLDEN BEVERAGE COMPANY
                                  (Registrant)

                                   By: /s/ Quentin T. Kelly
                                   -------------------------------------
                                      Quentin T. Kelly, President


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